Filed Pursuant to Rule 424(b)(3)
                                               Registration Number 333-118262

PROSPECTUS SUPPLEMENT NO. 1
Dated: March 30, 2006
To prospectus dated January 18, 2006


                                  AZZORO INC.
                                  COMMON STOCK
                                ----------------

This prospectus supplement relates to the 2,710,000 shares of our common stock we registered on behalf of the selling shareholders. This prospectus supplement should be read in conjunction with the prospectus dated January 19, 2006, which is to be delivered with this prospectus supplement.

The information in the section of the prospectus entitled "Interests of Named Experts and Counsel" on page 19 is superseded in full by the information appearing below:

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Dennis H. Johnston, a Professional Law Corporation, has provided an opinion on the validity of our common stock. We retained him solely for the purpose of providing this opinion and have not received any other legal services from him.

The financial statements included in this prospectus and the registration statement have been audited by Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


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            The date of this prospectus supplement is March 30, 2006